UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road Parma, Ohio 44130
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04     Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement

On May 30, 2008, we called for redemption the outstanding $225 million principal amount of our 1 ⅝% Convertible Senior Debentures Due 2024 (the “Debentures”), issued pursuant to the Indenture dated as of January 22, 2004 (the “Indenture”), among us as Issuer, certain of our subsidiaries as Guarantors, and U.S. Bank National Association as trustee (the “Trustee”). On the redemption date, called for June 19, 2008, we will pay a redemption price equal to 100% of the principal amount plus accrued but unpaid interest to (but excluding) the redemption date, to any holders of Debentures that remain outstanding on that date. We are entitled to redeem the Debentures because, among other things, the last reported sale price of our common stock on the New York Stock Exchange exceeded $20.725 (125% of the $16.58 conversion price) for the 20 trading days commencing on May 1, 2008 and ending on May 29, 2008. On May 29, 2008, the last reported sale price of our common stock was $26.02.

We also will pay a Make Whole Payment (as defined in and required under the Indenture), representing the present value of all remaining scheduled payments of interest on the Debentures from the redemption date through and including January 15, 2011, in an aggregate amount of approximately $9 million, or $40.1607 per $1,000 principal amount. Such Make Whole Payment will be paid in (a) cash with respect to those Debentures that are converted into our common stock by the holder in accordance with the Indenture or (b) shares of Common Stock with respect to those Debentures that are redeemed. For any Make Whole Payment paid on redemption in shares of our common stock, we will deliver (a) the number of shares of its common stock equal to (x) the Make Whole Payment being paid in shares of its common stock divided by (y) 97.5% of the average of the last reported sale price of our common stock for the 20 consecutive business days ending on June 16, 2008 and (b) cash in lieu of fractional shares.

Holders of Debentures have the right to convert each $1,000 principal amount of their Debentures into 60.3136 shares of our common stock (representing a conversion price of approximately $16.58 per share). That conversion right will expire on the close of business on June 17, 2008, which is the second Business Day prior to the redemption date. Holders of Debentures that exercise their conversion option will receive shares on conversion (and cash in lieu of fractional shares), together with the Make Whole Payment in cash, and will not receive interest. The aggregate number of shares of common stock that we will issue, if all the currently outstanding Debentures are converted into common stock, is 13,570,560 shares.

As a result of the call for redemption, we will be required to proceed with the redemption of the Debentures that are not converted as described above. If Debentures are not converted but are required to be redeemed, we will use one or more of such sources as cash on hand, cash flow from operating activities and borrowings of up to approximately $175 million under our $215 million revolving credit facility to fund payment of the cash redemption price and any cash in lieu of fractional shares. The redemption is expected to occur on or about June 19, 2008. After conversion of Debentures as described above, and the redemption of any Debentures on the June 19, 2008 redemption date, none of the Debentures will remain outstanding.

This Current Report contains forward-looking statements, including statements that (i) we will redeem the outstanding $225 million aggregate principal amount of the Debentures on June 19, 2008, (ii) we will issue shares of our common stock in exchange for Debentures to holders who elect to convert their Debentures, and (iii) we will pay the redemption price for the outstanding Debentures (and any cash portion of the Make Whole Payment and cash in lieu of fractional shares) from cash on hand, cash flow from operating activities and borrowings under its $215 million revolving credit facility. While we believe the forward-looking statements contained in this Current Report are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Reference also is made to the note on forward-looking statements contained after the caption “Forward Looking Statements” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2007, after the caption “Forward Looking Statements and Risks” in the Introduction to Part I, Item 2, and Part II, Item 1 of our Quarterly Report for the quarter ended March 31, 2008 and after the caption “Note on Forward Looking Statements” in our press release which is an exhibit to this Current Report with respect to risks and uncertainties affecting estimates and predictions contained herein. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Item 8.01     Other Events

On May 30, 2008, we issued a press release announcing the redemption described above. A copy of this press release is filed herewith as Exhibit 99.1

Item 9.01     Financial Statements and Exhibits

         99.1                 Press release of GrafTech International Ltd., dated May 30, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.
Date:	May 30, 2008	By:	/s/ Mark R. Widmar
Mark R. Widmar
Chief Financial Officer and Vice President

EXHIBIT INDEX

99.1	Press release of GrafTech International Ltd., dated May 30, 2008.